Exhibit 10.4

October 27, 2014

Catherine M. Vaczy, Esq.
140 East 28th Street
#11C
New York, NY 10106
Dear Catherine:
We are pleased to enter into this extension (the “Extension”) of your employment agreement dated as of January 26, 2007 (the “2007 Agreement”), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010, extended on January 6, 2012, extended on November 12, 2012, extended on July 12, 2013, amended on March 11, 2014 and amended on August 4, 2014 (the 2007 Agreement as so amended and extended, the “Original Agreement”) with respect to your service to the Company as its General Counsel. This Extension shall become effective (the “Effective Date”) as of January 1, 2015 and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1.	Your Base Salary shall be a minimum of $296,000, reviewed annually.

2.	The “Term” as extended shall begin as of the Effective Date and continue through December 31, 2015.

3.
You shall be granted on the date of this amendment an option (the “Option”) under the 2009 Amended and Restated Equity Compensation Plan (the “Plan”) to purchase 40,000 shares (the “Shares”) of common stock, $.001 par value (the “Common Stock”) which shall vest and become exercisable as to (i) 20,000 Shares on the date hereof; and (ii) 20,000 Shares on December 31, 2015. The per share exercise price of the Option shall equal the closing price of the Common Stock on the date of grant and the Option shall be subject in all respects to all the terms and conditions of the Plan and the Original Agreement.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. Except as set forth herein the terms of the Original Agreement shall remain unchanged.
NeoStem, Inc.
By:/s/ Robin Smith
Name:Robin Smith
Title:CEO
ACKNOWLEDGED AND AGREED:
/s/ Catherine M. Vaczy
Catherine M. Vaczy